Exhibit 4.263

/Emblem of the Russian Federation/

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 131496 dated December 17, 2013

For Rendering

Communication Channel Provision Services

This License is granted to

Public Joint Stock Company

Moscow City Telephone Network

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1027739285265

Tax Identification Number (TIN)

7710016640

Location address (place of residence):

25 Bolshaya Ordynka Str., bldg. 1, 119017 Moscow,

The territory covered by telecommunications services is specified in the Appendix.

This License is granted for a term:

until December 11, 2018

This License is granted by decision of the licensing body - Order dated June 18, 2015 No. 373-рчс

Appendix being an integral part of this license is executed on 2 sheets.

Deputy Head	/signature/ O. A. Ivanov

Stamp here

Official seal:
MINISTRY OF TELECOM AND MASS
COMMUNICATIONS
OF THE RUSSIAN FEDERATION
FEDERAL SERVICE FOR SUPERVISION
IN THE SPHERE
OF COMMUNICATIONS, INFORMATION
TECHNOLOGY
AND MASS MEDIA

PSRN 1087746736296

CN 068252

Appendix to License No. 131496**

License Requirements

1.     Public Joint Stock Company Moscow City Telephone Network (Licensee) shall observe the term of this license.

Abbreviated name:

MCTN PJSC

PSRN 1027739285265	TIN 7710016640

Location address:

25 Bolshaya Ordynka Str., bldg. 1, 119017 Moscow

2.    The Licensee shall commence provision of telecommunications services under this License on or before December 11, 2013.

3.    The Licensee shall render telecommunications services related to provision of communication channels located within the territory of the Russian Federation under this License only within the territory of the following constituent entities of the Russian Federation:

Moscow Region;

Moscow.

4.    Under this License, the Licensee shall provide a user with the possibility of transmission of telecommunication messages via communication channels generated by the Licensee’s telecommunications network transmission lines*.

5.    When providing services under this License, the Licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

6.    The Licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

1

7.    The Licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this License, other services technologically closely related to telecommunications services associated with provision of communication channels and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This License has been granted within renewal of the License No. 111816 dated December 11, 2013.

2

Numbered, bound and sealed
3 (three) page(s).

Head of the Department for Radio Frequency Assignment Registers and Licenses in the Field of Telecommunications
/Signature/ I.Yu. Zavidnaya

July 06, 2015

Official seal:

MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

PSRN 1087746736296

131244